Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD Ashton Partners
(415) 293-4414

RURAL/METRO REPORTS FISCAL 2008

FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

$7.0 Million Voluntary Principal Payment Made to Reduce Term Loan B Debt

Highlights:

•	Revenue up 10.1% to $125.9 million in fourth quarter; up 8.0% to $487.5 million for full year

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations up to $14.7 million in fourth quarter; up to $53.7 million for full year

•	Net income of $4.1 million for the full year, compared to prior-year net loss of $1.0 million; net income of $1.5 million for the fourth quarter, compared to prior-year net loss of $1.2 million

•

Average Patient Charge (APC) for the fourth quarter was $367 per transport, an increase of $32 per transport when compared to the prior year. APC for the full year was $354, compared to APC of $337 for the prior year.

•	Days’ Sales Outstanding (DSO) for the fourth quarter was 60 days, representing a 5-day improvement when compared to the prior year

•	Company takes action on Shareholder Rights Plan

SCOTTSDALE, Ariz. (Sept. 15, 2008) – Rural/Metro Corporation (NASDAQ: RURL) announced results today for its fiscal 2008 fourth quarter and full year ended June 30, 2008, reporting steady growth in net revenue, continuing profitability and consistent improvements in operating margins.

Jack Brucker, President and Chief Executive Officer, said, “We believe our long-term commitment to growing the business, improving margins and sustaining strong operating cash flow is reflected in our fiscal 2008 results. Our strategies target each of these areas and have driven solid growth in revenue, EBITDA and cash collections throughout the fiscal year.”

The Company today made a $7.0 million voluntary principal payment to further reduce the balance of its senior secured Term Loan B to $71.0 million, for a total reduction of $64.0 million since the loan’s inception in March 2005. “Our focus on reducing debt through voluntary principal payments supports our strong commitment to deleveraging the balance sheet and enhancing long-term value for our stockholders,” Mr. Brucker said.

Shareholder Rights Plan

The Company also announced today that in accordance with the settlement agreement entered into prior to the annual meeting of stockholders held in March 2008, the Board of Directors has reviewed the anti-takeover provisions contained in the Company’s Certificate of Incorporation. The Board has concluded that certain of these provisions should be reduced or eliminated and has directed the Company to present such proposals at its upcoming fiscal 2008 annual meeting of stockholders.

In light of these proposals and the Company’s ongoing analysis of change-in-ownership rules under Section 382 of the U.S. Internal Revenue Code (“Section 382”), the Board also took protective action to amend the Company’s Shareholder Rights Plan (the “Plan”) and preserve its net operating loss assets (NOLs). The Board reduced the threshold at which the Plan is triggered from 15.0 percent to 4.99 percent. Current stockholders of 5.0 percent or more of the Company’s shares were grandfathered in under the amendment, and as such, their current holdings do not trigger the Plan. Additionally, the threshold percentage is subject to review at regular, periodic intervals.

Mr. Brucker explained, “We are pleased to take action to reduce or eliminate certain of our anti-takeover measures, including some supermajority voting provisions. At the same time, we must be diligent in protecting the Company’s NOLs, which at the close of fiscal 2008 were valued at approximately $76 million. The Board also recognizes it may be in the interests of the Company’s stockholders to grant exceptions to the Plan and will give thoughtful consideration to such requests on a case-by-case basis.”

Results of Operations for the Fiscal Year Ended June 30, 2008

Consolidated net revenue for fiscal 2008 increased 8.0 percent, or $36.2 million, to $487.5 million, compared to $451.3 million in fiscal 2007. Ambulance services revenue increased 7.7 percent, or $29.5 million, to $413.8 million, compared to $384.3 million in the prior year. Other services revenue, including fire protection services, increased 10.1 percent, or $6.7 million, to $73.7 million, compared to $67.0 million for the prior year. Consolidated annual net revenue growth was driven primarily by increases in APC, same-service-area expansion in existing ambulance markets, new ambulance contracts, increases in fire subscription rates and higher master fire contract fees.

Payroll and employee benefits for fiscal 2008 were $301.2 million, or 61.8 percent of net revenue, compared to $281.7 million, or 62.4 percent of net revenue, in fiscal 2007. The year-over-year increase in payroll dollars was driven primarily by the addition of ambulance unit hours in the Company’s Tennessee and California markets to meet increased response time requirements and to staff new contracts in the Washington and California markets. Additionally, the Company paid annual cost of living and base wage rate increases to employees, experienced higher expenses for employee health insurance, increased the accrual for its management incentive program, and recognized a smaller positive adjustment to its workers’ compensation insurance than in the prior year.

Other operating expenses for fiscal 2008 were $118.6 million, or 24.3 percent of net revenue, an increase of $9.8 million when compared to $108.8 million, or 24.1 percent of net revenue, in fiscal 2007. The increase as a percent of revenue was primarily due to higher fuel expenses.

Commenting on fuel costs, Mr. Brucker said, “One way to limit the impact of fuel expense is by requesting rate increases to help offset the rising costs of fuel. We have successfully implemented fuel-related rate increases in certain markets. Additionally, we are continuing to negotiate national fuel discount programs. While these programs save cents per gallon, we continue to explore new ways to achieve greater savings.” In fiscal 2008, the Company’s fuel expense represented 2.9% of net revenue, compared to 2.4% in fiscal 2007.

General and auto liability expense for fiscal 2008 was $14.6 million, a decrease of $2.9 million when compared to general and auto liability expense of $17.5 million in fiscal 2007. The decrease was primarily related to the Company’s overall focus on risk management, which resulted in a $1.3 million positive actuarial adjustment to insurance claim reserves in fiscal 2008 compared to a $1.1 million negative adjustment recognized in fiscal 2007.

Net income for fiscal 2008 was $4.1 million, or diluted EPS of $0.16, compared to a net loss of $1.0 million, or a loss of $0.04 per diluted share, in fiscal 2007.

EBITDA from continuing operations for fiscal 2008 increased 28.4 percent, or $11.9 million, to $53.7 million when compared to $41.8 million in EBITDA from continuing operations in fiscal 2007.

EBITDA from continuing operations is a key indicator management uses to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three and 12 months ended June 30, 2008 and 2007 is included with this press release and the related current report on Form 8-K.

Results of Operations for the Fourth Quarter Ended June 30, 2008

Consolidated net revenue for the fourth quarter ended June 30, 2008 increased 10.1 percent, or $11.6 million, to $125.9 million, compared to $114.3 million for the same period in fiscal 2007. Ambulance services revenue increased 11.0 percent, or $10.6 million, to $107.4 million, compared to $96.8 million for the same prior-year period. Other services revenue for the quarter, including fire protection services, increased 5.4 percent, or $0.9 million, to $18.5 million, compared to $17.6 million for the same prior-year period. Consolidated quarterly net revenue growth was driven primarily by increases in APC, new ambulance contracts, increases in fire subscription rates and higher master fire contract fees.

Payroll and employee benefits for the fourth quarter were $75.9 million, or 60.3 percent of net revenue, compared to $70.1 million, or 61.4 percent of net revenue in the same prior-year period.

Other operating expenses for the fourth quarter were $30.8 million, or 24.5 percent of net revenue, an increase of $1.3 million when compared to $29.5 million, or 25.8 percent of net revenue, in fiscal 2007. The increase was due primarily to higher fuel expenses.

General and auto liability expense in the fourth quarter was $4.6 million, a decrease of $1.4 million when compared to general and auto liability expense of $6.0 million for the same prior-year period.

Net income for the fourth quarter was $1.5 million, or diluted EPS of $0.06, compared to a net loss of $1.2 million, or a loss of $0.05 per diluted share, for the same prior-year period.

EBITDA from continuing operations for the fourth quarter increased 75.4 percent, or $6.3 million, to $14.7 million when compared to $8.4 million in EBITDA from continuing operations for the same prior-year period.

Fiscal 2009 Financial Guidance

The Company announced financial guidance for the fiscal year ending June 30, 2009, with EBITDA from continuing operations expected to be in the range of $54.0 million to $58.0 million and capital expenditures to be in the range of $15.0 million to $18.0 million.

Mr. Brucker highlighted key assumptions driving the Company’s fiscal 2009 guidance. “Our projections include one to three new contracts for exclusive 911 or non-emergency ambulance services and continuing improvements in APC.

“On the expense side, we expect to continue to experience moderate pressure related to rising fuel costs in fiscal 2009, offset in part by a reduction in professional fees coupled with overall cost containment efforts. We will also continue to provide the necessary capital expenditures for our ongoing Electronic Patient Care Reporting system implementation.”

Quarterly Operating Statistics

Fourth-quarter operating statistics trended as follows when compared to the same prior-year period:

•	Medical transports increased by 3,490 transports, or 1.3 percent, due primarily to transports generated from new contracts.

•

Average patient charge (APC) increased $32 per transport to $367, due to overall improvements in collections as well as a fourth-quarter upsurge in collections on accounts older than 180 days. Collections during the fiscal 2009 first quarter ending September 30, 2008 are expected to return APC to the mid- to high-$350 range.

•	Days sales outstanding decreased by five days, driven primarily by the Company’s enhanced billing procedures, which contributed to expedited payment and lower levels of uncompensated care.

	Q4 ‘07 (6/30/07)	Q1 ‘08 (9/30/07)	Q2 ‘08 (12/31/07)	Q3 ‘08 (3/31/08)	Q4 ‘08 (6/30/08)
Medical Transports (1)	268,430	266,712	267,553	285,114	271,920
Average Patient Charge (APC) (2)	$335	$347	$352	$349	$367
Days Sales Outstanding (DSO) (3)	65	64	64	62	60

(1)	Medical transports are defined as emergency and non-emergency patient transports from continuing operations.

(2)	APC is defined as gross medical ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial 877-548-7911 (domestic) or 719-325-4868 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) September 16, 2008. To access the replay, dial 888-203-1112. From international locations, dial 719-457-0820. The required pass code is 3734702. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, working capital, cash flow, EBITDA, capital expenditures, payroll expense, repayment of debt, insurance coverage and claim reserves, unexpected governmental investigations, capital needs, operating results and compliance with debt facilities. In addition, the Company may face risks and uncertainties related to uncompensated care and its ability to collect its accounts receivable and other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited) June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,907	$6,181
Accounts receivable, net	76,131	78,313
Inventories	8,456	8,782
Deferred income taxes	22,263	15,836
Prepaid expenses and other	18,946	18,273

Total current assets	141,703	127,385
Property and equipment, net	46,938	45,521
Goodwill	37,700	37,700
Deferred income taxes	50,773	67,309
Insurance deposits	989	1,868
Other assets	16,108	20,342

Total assets	$294,211	$300,125

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,147	$15,271
Accrued liabilities	55,139	54,153
Deferred revenue	21,901	24,959
Current portion of long-term debt	374	41

Total current liabilities	93,561	94,424
Long-term debt, net of current portion	279,017	280,081
Other liabilities	29,536	24,065

Total liabilities	402,114	398,570

Minority interest	1,966	2,104

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,822,726 and 24,737,726 shares issued and outstanding at June 30, 2008 and 2007, respectively	248	247
Additional paid-in capital	154,918	154,777
Treasury stock, 96,246 shares at both June 30, 2008 and 2007	(1,239)	(1,239)
Accumulated other comprehensive income (loss)	(439)	294
Accumulated deficit	(263,357)	(254,628)

Total stockholders’ deficit	(109,869)	(100,549)

Total liabilities, minority interest and stockholders’ deficit	$294,211	$300,125

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$125,900	$114,316	$487,547	$451,302

Operating expenses:
Payroll and employee benefits	75,919	70,138	301,266	281,723
Depreciation and amortization	3,351	2,895	12,881	11,636
Other operating expenses	30,826	29,548	118,631	108,837
General/auto liability insurance expense	4,629	6,046	14,637	17,511
(Gain) loss on sale of assets	(110)	61	(1,403)	48
(Gain) on property insurance settlement	—	—	(70)	—

Total operating expenses	114,615	108,688	445,942	419,755

Operating income	11,285	5,628	41,605	31,547
Interest expense	(7,983)	(7,788)	(31,731)	(31,518)
Interest income	67	104	374	517

Income (loss) from continuing operations before income taxes and minority interest	3,369	(2,056)	10,248	546
Income tax (provision) benefit	(1,628)	1,413	(5,067)	(1,197)
Minority interest	84	(131)	(812)	(1,389)

Income (loss) from continuing operations	1,825	(774)	4,369	(2,040)
Income (loss) from discontinued operations, net income taxes	(362)	(402)	(272)	1,031

Net income (loss)	$1,463	$(1,176)	$4,097	$(1,009)

Income (loss) per share:
Basic -
Income (loss) from continuing operations	$0.07	$(0.03)	$0.18	$(0.08)
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.01)	0.04

Net income (loss)	$0.06	$(0.05)	$0.17	$(0.04)

Diluted -
Income (loss) from continuing operations	$0.07	$(0.03)	$0.17	$(0.08)
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.01)	0.04

Net income (loss)	$0.06	$(0.05)	$0.16	$(0.04)

Average number of common shares outstanding - Basic	24,823	24,695	24,787	24,604

Average number of common shares outstanding - Diluted	24,920	24,695	24,952	24,604

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended June 30, 2008 and 2007

(in thousands)

	(Unaudited) 2008	2007
Cash flows from operating activities:
Net income (loss)	$4,097	$(1,009)
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation and amortization	12,983	12,132
Non-cash adjustments to insurance claims reserves	(6,260)	(4,674)
Accretion of 12.75% Senior Discount Notes	8,809	7,784
Deferred income taxes	3,493	983
Tax benefit from the exercise of stock options	(72)	(327)
Amortization of deferred financing costs	2,105	2,191
(Gain) loss on sale of property and equipment	358	(614)
Goodwill impairment	—	662
Earnings of minority shareholder	812	1,389
Stock based compensation expense (benefit)	12	(7)
Proceeds from property insurance settlement	(70)	—
Change in assets and liabilities -
Accounts receivable	2,182	5,054
Inventories	326	46
Prepaid expenses and other	(422)	(3,249)
Insurance deposits	879	974
Other assets	2,532	1,402
Accounts payable	31	1,728
Accrued liabilities	3,106	2,966
Deferred revenue	(3,058)	515
Other liabilities	2,978	1,696

Net cash provided by operating activities	34,821	29,642

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(15,550)
Sales of short-term investments	5,000	21,751
Capital expenditures	(13,327)	(13,249)
Proceeds from the sale of property and equipment	26	777
Proceeds from property insurance settlement	70	—

Net cash used in investing activities	(13,231)	(6,271)

Cash flows from financing activities:
Repayment of debt	(13,987)	(19,036)
Issuance of debt	3,800	—
Cash paid for debt issuance costs	(857)	(676)
Tax benefit from the exercise of stock options	72	327
Issuance of common stock	58	504
Distributions to minority shareholders	(950)	(1,350)

Net cash used in financing activities	(11,864)	(20,231)

Increase in cash and cash equivalents	9,726	3,140
Cash and cash equivalents, beginning of year	6,181	3,041

Cash and cash equivalents, end of year	$15,907	$6,181

Supplemental disclosure of non-cash operating activities:
Increase in accumulated deficit, other liabilities and decrease in deferred income taxes upon adoption of FIN 48	$12,826	$—
Increase in other current assets and accrued liabilities for general liability insurance claim	—	11,565
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$892	$47
Note payable incurred for software licenses	396	—
Supplemental cash flow information:
Cash paid for interest	$20,890	$22,567
Cash paid for income taxes, net	1,748	499

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Income (loss) from continuing operations	$1,825	$(774)	$4,369	$(2,040)
Add (deduct):
Depreciation and amortization	3,351	2,895	12,881	11,636
Interest expense	7,983	7,788	31,731	31,518
Interest income	(67)	(104)	(374)	(517)
Income tax provision (benefit)	1,628	(1,413)	5,067	1,197

EBITDA from continuing operations	14,720	8,392	53,674	41,794

Income (loss) from discontinued operations	(362)	(402)	(272)	1,031
Add (deduct):
Depreciation and amortization	3	118	102	496
Goodwill impairment	—	662	—	662
Income tax provision (benefit)	(221)	(143)	(161)	556

EBITDA from discontinued operations	(580)	235	(331)	2,745

Total EBITDA	$14,140	$8,627	$53,343	$44,539